Master Property Management, Leasing
and Construction Management Agreement
This Master Property Management, Leasing and Construction Management Agreement (“Agreement”) is made and entered into as of the 17th day of March, 2015, by and among Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “REIT”), Griffin Capital Essential Asset Operating Partnership II, L.P., a Delaware limited partnership (the “Operating Partnership”), and Griffin Capital Essential Asset Property Management II, LLC, a Delaware limited liability company (“Manager”).
Background
WHEREAS, the Operating Partnership was organized to acquire, own, operate, lease and manage real estate properties on behalf of the REIT. Owner (as defined below) intends to retain Manager to manage, coordinate the leasing of, and manage construction activities related to, certain real estate properties acquired for the benefit of the REIT under the terms and conditions set forth herein; and
WHEREAS, the parties hereto desire to enter into this Agreement on the terms and conditions hereof.
Agreement
Now, Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Definitions. Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:
1.1.    “Advisor” means Griffin Capital Essential Asset Advisor II, LLC, a Delaware limited liability company, or any person or entity to which Griffin Capital Essential Asset Advisor II, LLC, or any successor advisor transfers, assigns or subcontracts substantially all of its functions under that certain Advisory Agreement dated July 31, 2014, as may be amended from time to time.
1.2.    “Affiliate” of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. Manager shall not be deemed to control or be under common control with another Griffin Capital Corporation-sponsored program unless (i) Manager owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of Manager.
1.3.    “Improvements” means buildings, structures, and equipment from time to time located on the Properties and all parking and common areas located on the Properties.
1.4.    “Lease” means, unless the context otherwise requires, any lease or sublease made by Owner as landlord or by its predecessor.
1.5.    “Lender” means the holder, from time to time, of a first mortgage encumbering the Property as security for any financing provided by such holder or for other indebtedness owed to such holder.
1.6.     “Owner” means the Operating Partnership, the REIT, each of their direct and indirect subsidiaries and any joint venture, limited liability company or other Affiliate of Owner in which Owner owns an interest and which owns, in whole or in part, any Properties or Improvements.

1.7.    “Ownership Agreements” has the meaning set forth in Section 2.3.B hereof.
1.8.    “Person” means any natural person, partnership, corporation, association, trust, limited liability company or other legal entity.
1.9.     “Properties” means all real estate properties owned by Owner and all tracts acquired by Owner in the future containing income-producing Improvements or on which Owner will construct income-producing Improvements.
1.10    “Total Management Fees” has the meaning set forth in Section 4 hereof.
2.    Appointment of Manager; Services To Be Performed.
2.1.    Appointment of Manager. Owner hereby engages and retains Manager as the sole and exclusive manager of the Properties to perform such functions as are specified herein. Manager hereby accepts such appointment on the terms and conditions hereinafter set forth. It being understood that this Agreement causes Manager to be, at law, Owner’s agent with respect to the Properties but only for the limited purposes set forth herein upon the terms contained herein. Owner represents that it has authority to grant such agency power.
2.2.    Dealings with Advisor. Unless Owner specifically informs Manager to the contrary, Advisor may perform any of the obligations or exercise any of the rights of Owner under this Agreement; provided that any actions that Advisor takes on behalf of Owner pursuant hereto are subject to the terms of any agreements between Advisor and Owner, and this Section 2.2 does not expand or modify the authority of Advisor to act on behalf of Owner.
2.3.    General.
A.    Efforts of Manager. Manager agrees to perform its duties under this Agreement and to use reasonable commercial efforts to enhance the Properties’ ability to generate income. Manager’s services are to be of scope and quality not less than those generally performed by professional managers of other similar properties in the areas in which Properties are located. Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner relating to the management, operation, leasing, construction and/or buildout of the Properties.
B.    Ownership Agreements. Manager has received copies of agreements of limited partnership, joint venture partnership agreements, operating agreements, articles of incorporation and bylaws of Owner and its Affiliates (collectively, the “Ownership Agreements”), as applicable, and mortgages on all Properties and is familiar with the terms thereof. Manager will use reasonable care to avoid any act or omission which, in the performance of its duties hereunder, in any way conflicts with the terms of the Ownership Agreements or the mortgages in the absence of the express direction of the Board of Directors of the REIT, and Manager shall promptly notify Owner if any such conflict arises.
2.4.    Specific Duties as Property Manager. Manager’s duties as property manager for the Properties include the following:
A.    Monies Collected. Manager will collect all rent and other monies from tenants and any sums otherwise due Owner with respect to the Properties in the ordinary course of business in accordance with the terms and conditions of all Leases and other agreements for the use and occupancy of the Properties, including any other charges that may become due at any time from any tenant or from others for services provided in connection with the use and occupancy of the Properties. In collecting such monies, Manager will inform tenants of the Properties that all remittances are to be in the form of a check, money order or wire transfer. Owner authorizes Manager to request, demand, collect and receipt for all such rent and other monies and to institute legal proceedings in the name of Owner for the collection thereof and for the dispossession of any tenant in default under its Lease. All monies so collected shall be deposited in an Account (as defined in Section 2.4.K(1)). Manager shall not write-off any income items without the prior approval of Owner.

B.    Lease and Mortgage Obligations. Manager will perform all duties of the landlord under all Leases insofar as such duties relate to operation, maintenance, and day-to-day management. Manager will also provide or cause to be provided, at Owner’s expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under Leases, normal repairs and maintenance, and cleaning and janitorial service. Manager shall use its commercially reasonable efforts to comply with the terms and conditions of all Leases and shall promptly advise Owner of any material breaches. Manager shall also perform all covenants and obligations required to be performed under the provisions of all mortgages, deeds of trust, deeds to secure debt or other like instrument to the extent that the performance of such covenants and obligations are within the day-to-day control of Manager or as may be requested by Owner.
C.    Building Inspections. Manager will conduct complete inspections of the Properties and the surrounding common areas and all of their mechanical facilities as is prudent to determine that the same are in good order and repair, but no less frequently than once semi-annually during the term of this Agreement; provided, however, that any Properties subject to triple-net Leases need only be inspected semi-annually.
D.    Maintenance. Manager will cause the Properties to be maintained in the same manner as similar properties in the area. Manager’s duties and supervision in this respect include, without limitation, cleaning of the interior and the exterior of the Improvements and the public common areas on the Properties and the making and supervision of repairs, alterations, and decoration of the Improvements, subject to and in strict compliance with this Agreement and the Leases.
E.    Limitations on Expenditures. Manager will not incur any costs other than those estimated in any approved budget or approved pro forma statements except for:
(1)    costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of a Property, or for the safety of occupant or other person (or to avoid the suspension of any necessary service of the Property);
(2)    expenditures for real estate taxes and assessments that exceed the amount budgeted but only to the extent that such additional amounts are the result of a tax rate increase, or supplemental tax bills, if applicable, Property value reassessment or other assessment that occurs after the preparation of the budget;
(3)    maintenance and repair costs that are individually under $10,000 so long as such costs in the aggregate do not exceed the amount budgeted for such items by more than 5%; and
(4)    maintenance supplies calling for an aggregate purchase price of less than $5,000.
F.    Notice of Violations. Manager will forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate.
G.    Personnel. Any personnel Manager hires to maintain and operate a Property shall be the employees or independent contractors of Manager and not of Owner. Manager agrees to use due care in the selection and supervision of such employees or independent contractors. Manager is responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.
H.    Utilities and Supplies. Manager shall enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar properties in the area and shall order all necessary supplies and equipment required for the proper operation, maintenance and repair of the Properties.
I.    Tenant Complaints. Manager shall maintain business-like relations with the tenants of the Properties and respond to tenant complaints in a prudent, business-like manner. Manager shall maintain a record of all tenant complaints and Manager’s response to such complaints which record shall be available for review by Owner.
J.    Signs. Manager shall place and remove, or cause to be placed and removed, such signs upon the Properties as Manager deems appropriate, subject, however, to the terms and conditions of the Leases and to any applicable ordinances and regulations.
K.    Banking Accommodations.
(1)    Operating and Maintaining Bank Accounts. Manager shall establish and maintain one or more separate checking accounts (each, an “Account”) in Owner’s name for funds relating to the Properties. All monies deposited from time to time in each Account shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Agreement for the purposes of performing the obligations of Manager hereunder. No monies collected by Manager on Owner’s behalf shall be commingled with funds of Manager. Each Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:
(a)    All sums received from rents and other income from the Properties shall be promptly deposited by Manager in an Account. All checks drawn to the order of Owner or Advisor should be endorsed by Manager for deposit only and deposited in an Account.
(b)    Manager shall have the right to designate two or more persons who shall be authorized to draw against each Account, but only for purposes authorized by this Agreement. Manager may not under any circumstances write a check on an Account payable to or in favor of Manager or any Affiliate of Manager other than (i) to reimburse itself for expenditures made on behalf of the Properties, and (ii) to pay itself the Total Management Fees payable hereunder, provided that any such expenditure, reimbursement or fee shall be reflected in the monthly operating statement provided with respect to the month in which such expenditure or reimbursement is paid, and all proper procedures for payment have been followed.
(c)    All sums due to Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Properties and shall be paid and/or withdrawn by Manager from an Account in accordance with the terms of the approved budgets or pro formas and to the extent funds are available therefor after taking into account other required expenses of the Properties; provided, that if Manager has received a notice in accordance with Section 7.1 that it is in default of any material provision hereof and has not cured such default within ten (10) business days, then Manager shall refrain from and be prohibited from withdrawing funds from an Account pursuant to this Section 2.4.K(1)(c) until such default is cured and Owner has consented to a normal resumption of the activity provided for in this Section 2.4.K(1)(c). In the event that Manager determines that there are insufficient funds in the Accounts for the Properties to pay sums due to Manager hereunder and to pay the other expenses of the Properties, then Manager shall notify Owner in writing and Owner shall promptly make sufficient funds available to satisfy such obligations.
(d)    Unless otherwise directed by Owner, by the 30th day of the first month following each calendar quarter, Manager shall forward to Owner net operating proceeds from the preceding quarter, retaining at all times, however a reserve for each Property provided in the budget as approved by Owner to meet unbudgeted contingencies.
(2)    Closing Bank Accounts. All items relating to bank account closings are to be coordinated through Owner. Manager is required to process cash activity in accordance with any applicable termination agreement, purchase and sale agreement, merger agreement, etc. Manager is responsible for final bank account reconciliation at the time of close out or transfer of the account.
(3)    Bank Account Statements & Reconciliation.
(a)    Bank account statements will be delivered (via U.S. Mail) to a mailing address stipulated by Manager directly from the banking institution to Manager’s accounting offices.

(b)    Manager should reconcile all bank accounts in a timely manner and make available such reconciliation(s) on request. Manager shall provide explanations for any large, unusual or recurring reconciling items along with an indication as to when they will be resolved. Bank reconciliations must be reviewed, approved, and initialed by at least one accounting supervisor independent from the individual preparing the bank reconciliation.
(c)    Any issues relating to timely receipt of the monthly bank account statement (based on the established bank account statement cut-off date) should be directed towards the banking institution. Recurring problems relating to the timely receipt of statements should be brought to the attention of Owner.
(d)    Unless Owner specifically requires otherwise, bank account service charges/fees will be set up to be billed (by the banking institution) directly to the account.
(e)    Outstanding checks (over 6 months old) should be researched and resolved in accordance with instructions from Owner.
(4)    Failure of Depository Institution at which an Account is Located. Manager shall have no liability to Owner for any amounts in an Account which are lost or not covered by insurance if the depository institution at which the Account is maintained fails or is otherwise placed in the control of a governmental or quasi governmental authority and the assets of the Account are thereby forfeited in whole or in part, provided such depository institution was selected with reasonable care.
L.    Expenses. Manager shall analyze all bills received for services, work and supplies in connection with the maintaining and operating the Properties, pay all such bills, and pay utility and water charges, sewer rent and assessments, and any other amount payable in respect to the Properties. Manager shall use reasonable commercial efforts to pay all bills within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request. It is understood that the payment of real property taxes and assessment and insurance premiums will be paid out of an Account by Manager. All expenses shall be billed at net cost (i.e., less all commissions, discounts and allowances, however designed, but excluding rebates). Additionally, Manager will be held responsible for all Property Form 1099 reporting to the IRS. Form 1099s must be filed under Manager name and Manager taxpayer identification number (TIN), listing Manager as the “payer”. Manager will provide annually a signed declaration indicating compliance with Form 1099 reporting; Manager will provide this declaration to Owner with the February Quarterly Reporting Package. Penalties for misfilings are not to be charged to the Property, but are payable by Manager.
M.    Other Cash Management Items.
(1)    To the extent funds are available in an Account, Manager shall pay the operating expenses of the Properties (including, without limitation, sums due Manager under this Agreement) and any other payments relative to the Properties as required by the terms of this Agreement.
(2)    Any interest or other income earned on the assets of an Account shall be re-deposited in the Account, and shall for federal and state income tax purposes be deemed to be income of Owner.
(3)    Unless the bank account structure utilizes an automated cash concentration to Owner (e.g., zero balance account structure), amounts held in reserve should be forecasted for significant expenditures (e.g. real estate tax payments) and must be held in interest bearing vehicles until the funds are disbursed.
(4)    If a Property has petty cash, it is Manager’s responsibility to ensure that petty cash is reconciled to general ledger and replenished on a monthly basis.

N.    Books and Records.
(1)    General. Manager shall cause to be kept account books and records for the Properties. Books and records must show all receipts, expenditures and all other records necessary or convenient for the recording of the results of operations of the Properties. Such account books and records shall be kept in a secure location at the office(s) where Manager normally keeps all of its records and shall be open to inspection by Owner and its representatives at any reasonable time. Upon the effective date of expiration or termination of this Agreement, all such books and records shall be forthwith turned over to Owner so as to ensure the orderly continuance of the operations of the Properties. Manager shall take necessary measures to ensure such control over accounting and financial transactions as is reasonably required to protect Owner’s assets, from theft, error or fraudulent activity on the part of Manager’s employees or other agents. Manager shall indemnify and hold Owner harmless from all such losses, including, but not limited to, the following:
(a)    Theft of assets by Manager’s employees or other agents;
(b)    Penalties and interest due to delay in payment of invoices, bills or other like charges if funds of Owner or funds in an Account were available to make said payments and delays were not the result of any action or inaction on the part of Owner;
(c)    Overpayment or duplicate payment of invoices arising from either fraud or error;
(d)    Overpayment of labor costs arising from either fraud or error;
(e)    A sum equal to the value of any form of payment from purveyors to Manager’s employees or associates arising from the purchase of goods or services for the Properties; and
(f)    Unauthorized use of facilities by Manager’s employees or associates.
(2)    Charts of Accounts. The format of all financial reports, documents and other statements prepared by Manager pursuant to this Agreement shall utilize the format required by Owner, as the same may be changed by Owner from time to time.
(3)    Fixed Asset Accounting. For Properties in portfolios requiring maintenance of fixed asset accounting detail and related depreciation (as specified in the Accounting Policies set forth in Section 2.4.O), Manager will be required to maintain and submit to Owner on a monthly basis, a detailed schedule of all fixed asset additions and the related depreciation/amortization and accumulated depreciation/ amortization utilizing the useful lives and various depreciation methods specified within the Accounting Policies. All such schedules shall agree to the amounts posted within the general ledger. Manager shall not be responsible for any errors in data made prior to Manager’s involvement with the data.
(4)    Periodic Meetings. As reasonably required by Owner, Manager and other personnel engaged or involved in the management and operation of the Properties shall meet to discuss the historical results of operations and to consider deviations from budget.
(5)     Right to Conduct Audit. Owner shall have the right to conduct an audit of the Properties’ operations by using its own internal auditors or by employing independent auditors. Costs associated with conducting such audits by internal or independent auditors shall be borne by Owner. Should such audits result in the discovery of either weaknesses in internal control or errors in record keeping, these shall be communicated to Manager in writing. Manager shall correct such discrepancies either upon discovery or within a reasonable period of time after notification. Manager shall inform Owner in writing of the action taken and to be taken to correct such audit discrepancies. If any audit conducted by or on behalf of Owner reveals a discrepancy in excess of ten percent (10%), and greater than $10,000, for any material line item (i.e. base rent, operating escalation income, total cleaning, total repairs and maintenance, etc.), Manager shall be responsible for the reasonable expenses of such audit.

(6)    Ownership of Books and Records. The books of accounts and all other records relating to or reflecting the operations of the Properties shall at all times be the property of Owner, as applicable.
O.    Accounting Policies. Manager shall use the accrual method of accounting with GAAP adjustments shown below (unless and until GAAP changes):
(1)    Straight-Line Rent Adjustment - Record straight-line rent over the entire Lease period on a Lease by Lease basis;
(2)    Free Rent Adjustment - Recognize any Free Rent as part of the straight-line rent calculation on a Lease by Lease basis;
(3)    Capitalization Policy - Capitalize any expenditure that replace, improve, or otherwise extend the economic life of an asset in excess of $5,000 for any given project. This includes tenant improvements and Lease acquisition costs (leasing commissions, space planning fees, legal fees, etc) that are in excess of $5,000;
(4)    Depreciation Expense - Record monthly depreciation expense on a straight-line basis over the estimated useful life of a given asset;
(5)    Amortization Expense - Record monthly amortization expense on a straight-line basis over the life of the Lease for which the cost was incurred; and
(6)    Other - Adopt such other accounting policies as Owner may direct from time to time with written notice to Manager.
P.    Reporting.
(1)    Monthly Financial Reporting Package. Not later than the 20th day of each month, Manager shall cause to be delivered to Owner at least two copies of the standard reporting package and the specific financial and property information and reports set forth on Exhibit A hereto. Manager acknowledges that the transmittal and specific financial statements and/ or schedules required by Owner are subject to change from time to time and may vary based on specific Property or portfolio requirements. All such reports shall be in a form prescribed by Owner. In addition, Manager shall prepare any forms required by Owner to facilitate the input of financial information into Owner’s accounting system.
(2)    Quarterly Reports. On or before the 45th day of the first month following each calendar quarter for which such report or statement is prepared and during the term of this Agreement, Manager shall prepare and submit to Owner the reports and statements detailed on Exhibit B hereto.
(3)    Final Accounting. Following the expiration or earlier termination of this Agreement, by virtue of the termination of this Agreement by Owner for cause or otherwise, Manager shall nonetheless be responsible for preparing a final accounting within ninety (90) days of said expiration or earlier termination for any or all Properties subject to such termination or expiration. Such final accounting shall set forth all current income, all current expenses and all other expenses contracted for on Owner’s behalf but not yet incurred in connection with the applicable Properties. The final accounting shall also include all other items reasonably requested by Owner.
(4)    Certification. All financial statements other than those audited by Owner’s independent public accounting firm shall be certified by an officer of Manager as true and correct in all respects and fairly presenting the financial results of the operation of the Properties.
(5)    Other Reports and Statements. Manager will furnish to Owner, at Manager’s expense, as promptly as practicable, such other reports, statements and other information with respect to the operations of the Properties as Owner may reasonably request from time to time.
Q.    Budgets and Leasing Plans. Not later than October 1 of each calendar year, Manager shall prepare and submit to Owner for its approval an operating budget and, if Manager is also the leasing agent, a marketing and leasing plan on the Properties for the calendar year immediately following such submission. The budget and leasing plan shall be in the form of the budget and plan approved by Owner prior to the date thereof and shall note (1) how the Property will be managed and leased, (2) market conditions, (3) annual planned maintenance schedule, (4) major leasing assumptions, (5) detail schedules for all revenue and expense items with assumptions, and (6) capital expenditure plans. As often as reasonably necessary during the period covered by any such budget, Manager may submit to Owner for its approval an updated budget or plan incorporating such changes as shall be necessary to reflect cost over-runs and the like during such period. If Owner does not disapprove any such budget within 30 days after receipt thereof by Owner, such budget shall be deemed approved. If Owner shall disapprove any such budget or plan, it shall so notify Manager within said 30-day period and explain the reasons therefor.
R.    Governmental Approvals. Obtain all governmental approvals and permits necessary for the operation of the Properties and recommend to Owner such actions or steps as are necessary to cause the Properties to comply with any and all applicable laws, regulations, ordinances, orders and directives of federal, state or local governmental authorities.
S.    Coordination with Property Manager. To the extent Manager is not also the leasing agent performing the functions described in Section 2.5, Manager will coordinate and cooperate with the leasing agent of the respective Properties to ensure the full leasing and efficient operation of the Properties.
T.    Other Actions. Manager will take such other action and perform such other functions as Manager or Owner deems advisable or necessary for the efficient and economic management, operation and maintenance of the Properties.
2.5.    Specific Duties as Leasing Agent. Manager’s duties as leasing agent for the Properties include the following:
A.    Leasing Functions. Manager will coordinate the leasing of the Properties and negotiate and use reasonable commercial efforts to secure executed Leases from qualified tenants for available space in the Properties. Such Leases must be consistent with form and terms approved by Owner. Manager will use its reasonable commercial efforts to bring about complete leasing of the Properties. Manager shall be responsible for the hiring of all leasing agents, as necessary for the leasing of the Properties, and to otherwise oversee and manage the leasing process on behalf of Owner. Such duties include, without limitation, (1) the preparation and distribution of listings to potential tenants in the market, as well as to reputable and active real estate agents within a reasonable effective area surrounding each Property and (2) the supplying of sufficient information to cooperating agents to enable them at all times to promote the rental of the Properties. Owner agrees to refer to Manager all offerings and inquiries it receives regarding leasing activity at the Properties.
B.    Advertising. Owner authorizes Manager to advertise and to place signage on the Properties regarding the leasing, provided, that, such signage complies with all applicable governmental laws, regulations and requirements. Manager, at its expense, will provide its marketing package, signage and a two-sided flyer. Any additional advertising and promotion will be done at Owner’s expense pursuant to a program and budget agreed upon by Owner and Manager.
C.    Payments. Manager will pay such other reimbursable expenses and costs as Owner has approved and deems advisable or necessary for the efficient and economic leasing of the Properties.
D.    Coordination with Property Manager. To the extent Manager is not also the property manager performing the functions described in Section 2.4, Manager will coordinate and cooperate with the property manager of the respective Properties to ensure the full leasing and efficient operation of the Properties.
E.    Other Actions. Manager will take such other action and perform such other functions as Manager or Owner deems reasonably advisable or necessary for the efficient and economic leasing of the Properties.
2.6.    Specific Duties as Construction Manager. Manager’s duties as construction manager for the Properties include the following:

A.    General.
(1)    Manager shall secure or assist in securing all licenses, registrations, or permits required by law and shall comply with all ordinances, laws, orders, codes, rules, and regulations pertaining to building of an Improvement or the services described herein.
(2)    In the event a project is suspended for a period of more than thirty (30) days, Manager shall have the right to re-assign the personnel managing such project to other projects, and upon resumption of the project, Manager shall be given a reasonable amount of time to assign new personnel to the management of the project. In addition, the compensation of Manager shall be equitably adjusted to account for the suspension of services. If the project is abandoned at any time for any reason, Owner shall give Manager written notice of such decision, and Owner shall pay Manager for amounts due under this Agreement through the date of abandonment, and for any costs, expenses and damages incurred by Manager as a result of the abandonment of the project.
B.    Duties with Respect to New Construction, Tenant Improvements, Redevelopments, and Capital Improvements. Manager will perform the following duties for construction of Improvements on undeveloped land (“New Construction”); for construction of Improvements that are to be made at the direction of, or in conformity with Lease obligations to, the tenant(s) (“Tenant Improvements”); for improvements in the nature of repairs, alterations or replacements that are to be made to existing Improvements that would be considered capital in nature pursuant to generally accepted accounting principles (“Capital Improvements”); or which would change the size or nature of such Improvements in connection with a redevelopment of the Properties (“Redevelopments”):
(1)    Provide updated and detailed project budgets to Owner;
(2)    Arrange for, coordinate, supervise and advise Owner with respect to the selection of architects, contractors, design firms and consultants, and the execution of design, construction and consulting contracts;
(3)    Review design documents, and drafts thereof, submitted by the architect or other consultants, and notify Owner in writing of any mistakes, errors or omissions that Manager observes in the documents and any recommendations it may have with respect to such mistakes, errors or omissions;
(4)    Evaluate and make recommendations to Owner concerning cost estimates prepared by others;
(5)    Review and evaluate proposed schedules for construction;
(6)    Procure subcontractors through a minimum of three quotes for any jobs estimated to involve in excess of $50,000;
(7)    Coordinate the work of subcontractors;
(8)    Monitor the progress of construction;
(9)    Endeavor to identify any deficiencies in the work performed by subcontractors;
(10)    Provide Owner with monthly written status reports;
(11)    Advise Owner with respect to alterations and modifications in any design documents submitted by the architect or other consultants that may be in Owner’s interest, including obtaining advantages in terms of cost savings, scheduling, leasing, operation and maintenance issues and other matters affecting the overall benefit of the project;
(12)    Review and advise Owner on change order proposals and requests for additional services submitted to Owner;

(13)    Schedule, coordinate, and attend necessary or appropriate project meetings;
(14)    Monitor and coordinate punch list preparation and resolution by the subcontractors;
(15)    Make recommendations to Owner concerning, and monitor, the use of the site by subcontractors, particularly as it relates to staging and storage, ingress and egress, temporary signage, fencing, barricades, restrictions on hours of operation, safety considerations and similar considerations;
(16)    Coordinate, monitor, supervise and advise Owner with respect to preparation, execution, completion and filing of project-related documents, including, but not limited to, contracts, permit applications, licenses, certifications, zoning requirements, land use restrictions, governmental filings applicable to the Project and any other similar documents;
(17)    Review and advise Owner with respect to draw requests submitted on the project;
(18)    Upon completion of construction, walk the completed New Construction, Tenant Improvements, Capital Improvements or Redevelopments, as applicable, with Owner as necessary to ensure that everything has been completed in accordance with the specifications. Manager shall cause the subcontractors to repair or replace any items that are determined to be deficient during this walk;
(19)    As instructed by Owner, perform additional related project management functions; and
(20)    Collect warranties and operation manuals, certificates, guarantees, as-builts and any similar documentation for the benefit of Owner.
3.        Expenses.
3.1.    Owner’s Expenses. Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner shall be for the account of and on behalf of Owner. Such costs and expenses may include reasonable wages and salaries and other employee-related expenses of all on-site and off-site employees of Manager who are directly engaged in the operation, management, maintenance, leasing, construction, or access control of the Properties, including taxes, insurance and benefits relating to such employees (“Employee Expenses”), along with legal, travel and other out-of-pocket expenses which are directly related to the management of specific Properties. Manager shall also allocate a portion of its office, administrative and supplies expense to the extent directly related to the foregoing reimbursable expenses. All costs and expenses for which Owner is responsible under this Agreement shall be paid by Manager out of an Account. In the event said Account does not contain sufficient funds to pay all said expenses, Owner shall fund all sums necessary to meet such additional costs and expenses.
3.2.    Manager’s Expenses. Manager shall, out of its own funds, pay all of its general overhead and administrative expenses not appropriately allocable pursuant to the second or third sentence of the preceding Section 3.1.
4.        Manager’s Compensation. For the services provided related to each Property, Owner will pay Manager a fee (collectively, the “Total Management Fees”) as provided in this Section 4.
4.1.    Management Fees. Manager shall be entitled to the following fees in connection with the management of a Property:
A.    Property Management Fee. For each Property for which Manager provides property management services, Owner shall pay Manager a property management fee (the “Property Management Fee”) up to 3% of the gross monthly income actually collected from each Property for the preceding month. Manager may pay some or all of these Property Management Fees to third parties with whom it subcontracts to perform property management services, pursuant to Section 7.3. In the event that Manager pays some or all of its Property Management Fee to a third party in connection with a Property and the Lease allows the Owner to collect such third party payment from the tenant, Manager shall be entitled to receive the full 3% Property Management Fee from Owner; provided, however the total out-of-pocket costs to fund all Property Management Fees payable by Owner shall not exceed 3% of the gross monthly income. For all purposes hereof, “gross monthly income” shall mean the total gross monthly collections received from a Property, including, without limitation, rents (and any interest or penalties accrued thereon) and other charges for the use and occupancy of the Property, and miscellaneous gross income items of Owner, as applicable; provided, however, “gross monthly income” specifically excludes:

i.	Interest paid on any depository accounts, including all Accounts and any Accounts holding security deposits;

ii.	Security deposits unless and not until such deposits are applied as rental income upon termination of a Lease;

iii.
Parking revenues when a third party operator is engaged, sales taxes, taxes paid in lieu of ad valorem taxes, and termination payments, except to the extent of previously uncollected rent or termination payments based in part on and to the extent of the remaining rent payable pursuant to a Lease terminated prior to its stated expiration date;

iv.	Imputed revenue related to employee occupied Improvements or spaces and space allocated or utilized for administrative purposes such as office use or model Improvements;

v.	Rents paid in advance of the due date until the month in which such payments are to apply as rental income, unless the same are prepaid for a period less than 30 days in advance of the due date;

vi.	Monies collected for any capital items that are paid by tenants (such as tenant finish or other improvements); and

vii.
Proceeds from a sale, refinancing, condemnation, hazard or liability insurance, title insurance, tax abatement awards of all or any portion of a Property, other than rental loss insurance payments. Unless otherwise directed by Owner, Manager shall be entitled to withdraw its compensation pursuant to this Section directly from an Account monthly in arrears, on the tenth (10th) day of each calendar month, except for the reporting period during which this Agreement is terminated, in which case Owner will pay Manager the prorated fees due to Manager for the month of termination.

B.    Oversight Fee. In the event that Owner contracts directly with a non-affiliated third-party property manager, with respect to a particular Property, or a particular Property is self-managed by a tenant, Owner shall pay Manager an oversight fee equal to 1% of gross monthly income of the Property managed (an “Oversight Fee”). In no event will Owner pay both a Property Management Fee and an Oversight Fee to Manager with respect to a particular Property.
4.2.    Leasing Commissions. For each Property for which Manager provides leasing agent services, Owner shall pay Manager fees as follows:
A.    Initial Lease-Up Fee. Manager shall be entitled to receive a separate fee for the one-time initial rent-up or leasing-up in an amount not to exceed one-month’s rent on existing properties or New Construction. For this purpose, a Redevelopment constituting a total rehabilitation shall be included in the term “New Construction”.

B.    Leasing Commissions.
(1)    New Lease Commission. For each Property for which Manager serves as leasing agent, Owner will pay Manager, for each new tenant Lease entered into during the term hereof, a commission equal to the fee that is customarily charged by others rendering similar services in the same geographic area, as determined by the Board of Directors of the REIT, in its sole discretion.
(2)    Renewal Commissions. Owner shall pay to Manager a commission equal to the fee that is customarily charged by others rendering similar services in the same geographic area, as determined by the Board of Directors of the REIT, in its sole discretion. For purposes of this Section 4.2.B(2), a renewal shall include (i) a renewal of any tenant Lease in a Property pursuant to a new agreement that is executed during the term of this Agreement and (ii) a renewal of an existing tenant Lease pursuant to a new agreement that is executed during the term of this Agreement and prior to the expiration of the term of the existing tenant Lease. Renewal commissions shall be paid out within thirty (30) days of the execution of the applicable renewal or extension.
(3)    Expansion Commissions. Owner shall pay to Manager a commission equal to the fee that is customarily charged by others rendering similar services in the same geographic area, as determined by the Board of Directors of the REIT, in its sole discretion with respect to expansion space in a Property for the remaining portion of the initial Lease term. For purposes of this Section 4.2.B(3), an expansion shall include (i) an expansion of any tenant Lease in the Property pursuant to a new agreement that is executed during the term of this Agreement and (ii) an expansion of an existing tenant Lease pursuant to a new agreement that is executed during the term of this Agreement and prior to the expiration of the term of the existing tenant Lease. Expansion commissions shall be paid out within thirty (30) days of the execution of such expansion.
(4)    Co-Brokerage. As the exclusive leasing agent for the Properties, Manager shall cooperate with any independent, affiliated or non-affiliated licensed real estate brokers or agents and may offer co-agency but not sub-agencies with respect to the leasing of the Properties. Notwithstanding any language to the contrary contained in this Section 4.2 providing for a fee or commission to be paid to Manager, in the event that any such independent, affiliated or non-affiliated broker participates, in good faith (and has a rightful claim to a brokerage commission), as a procuring cause of a tenant Lease or any renewal, extension, expansion or other modification of any tenant Lease with respect to which Manager would otherwise be due a commission pursuant to Sections 4.2.B(1) through 4.2.B(3) above (such broker or agent being hereinafter referred to as “Co-Agent”), then the commission payable by Owner shall only be as set forth in writing pursuant to a co-brokerage commission agreement by and among Owner, Manager and Co-Agent. Any such co-brokerage commissions shall be shared between Manager and Co-Agent as they shall agree.
C.    Pending Leases. Within fifteen (15) days after the expiration or earlier termination of this Agreement, Manager shall deliver to Owner a list of all parties to whom Manager has presented a bona fide “Letter of Proposal” or has otherwise taken substantial and material steps evidenced in a manner acceptable to Owner, in Owner’s reasonable discretion, with respect to a good faith effort to enter into a Lease at a Property during the term of this Agreement regarding the possible leasing of space in a Property, or a possible renewal, extension or of any existing tenant Lease covering space in a Property. Owner agrees that it will pay the commission that would otherwise be due in accordance with Section 4.2.B hereof in the event Owner or its successor or assign enters into any Lease with any tenant validly included in Manager’s list or any affiliate thereof, or enters into any renewal, extension or expansion of an existing tenant Lease included in Manager’s list so long as negotiations commence and are a final written agreement is executed by all necessary parties during one hundred eighty (180) days after such expiration or termination of this Agreement. Owner covenants and agrees that it shall not delay entering into any Lease, or any renewal, extension or expansion thereof, for the purpose of depriving Manager of any commission due Manager pursuant to this Section 4.2.C.
4.3.    Construction Management Fees. For each Property for which Manager provides construction management services, Manager shall be entitled to fee from Owner equal to a percentage of the cost of tenant improvements, as determined by the Board of Directors of the REIT, in its sole discretion (the “Construction Management Fee”). The Construction Management Fee shall equal five percent (5%) of the total cost of such improvements if the cost is less than or equal to One Hundred Thousand Dollars ($100,000) and three percent (3%) of the total cost of such improvements if the cost exceeds One Hundred Thousand Dollars ($100,000). Owner shall ensure that any Lease or Lease renewal contains a provision requiring tenant to pay Manager a comparable Construction Management Fee for any tenant-paid finish-out or improvements not covered by such Lease concessions (i.e., paid by tenant).
4.4.    Audit Adjustment. If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of the Total Management Fees, Owner or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment of the Total Management Fees for any fiscal year of more than 10% of the correct aggregate Total Management Fees for such fiscal year, Manager shall bear the cost of such audit.
5.        Insurance And Indemnification.
5.1.    Insurance to be Carried.
A.    Manager shall obtain and keep in full force and effect, or cause to be obtained and kept in full force and effect, at Owner’s expense insurance, unless paid directly by a tenant at a Property, (1) on the Properties and (2) on activities at the properties against such hazards as Owner and Manager shall deem appropriate. In any event, Manager shall procure, for the Properties for which Manager is property manager, insurance sufficient to comply with the Leases and the Ownership Agreements. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager and the applicable Owner.
B.    Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, worker’s compensation insurance covering all employees of Manager at the Properties and all persons engaged in the performance of any work required hereunder. Manager shall also obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability, employee theft, commercial general liability, and umbrella insurance, and Manager shall furnish Owner certificates of insurers naming Advisor or Owner as co-insureds and evidencing that such insurance is in effect. If any work under this Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate evidencing coverage (and any other coverage Manager deems appropriate in the circumstances) and the naming of Advisor or Owner as co-insureds and evidencing that such insurance is in effect, as well as indemnification as is customary in the discretion of Manager. The cost of such insurance procured by Manager shall be reimbursable to the same extent as provided in Section 3.1.
5.2.    Cooperation with Insurers. Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance which is in effect or for which application has been made. Manager shall use its best efforts to comply with all requirements of insurers.
5.3.     Accidents and Claims. With respect to Properties for which Manager is property manager, and with respect to Properties for which Manager is construction manager, Manager shall promptly investigate and shall report in detail to Owner and insurance carriers as applicable all accidents, claims for damage relating to the ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly and any report not so given within 10 days after the occurrence of any such accident, claim, damage or destruction shall be noted in the monthly report delivered to Owner pursuant to Section 2.4.P(1). Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.

5.4.    Indemnification.
A.    The Operating Partnership shall indemnify and hold harmless Manager and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Delaware, the limited partnership agreement of the Operating Partnership, or as specifically provided otherwise in this Agreement. Notwithstanding the foregoing, Manager shall not be entitled to indemnification or be held harmless pursuant to this Section 5.4.A for any activity for which Manager shall be required to indemnify or hold harmless the Operating Partnership pursuant to Paragraph 5.4.B or pursuant to another specific provision of this Agreement. Any indemnification of Manager may be made only out of the net assets of the Operating Partnership and not from the partners of the Operating Partnership.
B.    Manager shall indemnify and hold harmless Owner from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of Manager’s bad faith, fraud, willful misfeasance, misconduct, reckless disregard of its duties, gross negligence, or material breaches of this Agreement.
6.        Term, Termination.
6.1.    Term. This Agreement shall commence on the date first above written and shall continue until terminated in accordance with the earliest to occur of the following:
A.    One year from the date of the commencement of the term hereof. However, this Agreement will be automatically extended for an additional one-year period at the end of each year unless Owner or Manager gives sixty (60) days written notice of its intention to terminate the Agreement;
B.    Sixty (60) days after prior written notice of intention to terminate the Agreement given by Owner or Manager; or
C.    Immediately upon the occurrence of any of the following:
(1)    A decree or order is rendered by a court having jurisdiction (A) adjudging Manager as bankrupt or insolvent, or (B) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (C) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs, or
(2)    Manager (A) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (B) consents to the filing of a bankruptcy proceeding against it, (C) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (D) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (E) makes an assignment for the benefit of creditors, (F) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of Owner, or (G) takes corporate or other action in furtherance of any of the aforesaid purposes.
Upon termination, the obligations of the parties hereto shall cease, provided that Manager shall comply with the provisions hereof applicable in the event of termination and shall be entitled to receive all compensation which may be due Manager up to the date of such termination and as may otherwise be provided in this Agreement, and provided, further, that if this Agreement terminates pursuant to Section 6.1.C above, Owner shall have other remedies as may be available at law or in equity.

D.     Notwithstanding any language to the contrary in this Section 6.1, this Agreement may be terminated as to any individual Property (i) upon thirty (30) days prior written notice by Owner or Manager, or (ii) upon thirty (30) days prior written notice to Owner and Manager by a Lender in the event of a foreclosure of an individual Property.
6.2.    Manager’s Obligations after Termination. Upon the termination of this Agreement, Manager shall have the following duties:
A.    Manager shall deliver to Owner, or its designee, all books and records (including data files in magnetic or other similar storage media but specifically excluding any licensed software) with respect to the Properties.
B.    Manager shall transfer and assign to Owner or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Manager. Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.
C.    Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of the Total Management Fees claimed to be due Manager and shall cause funds of Owner held by Manager relating to the Properties to be paid to Owner or its designee and shall assist in the transferring of approved signatories on all Accounts.
7.        Miscellaneous.
7.1.    Notices. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by a party by registered or certified United States mail, postage prepaid and return receipt requested, to another party, at the addresses set forth after such party’s respective name below or at such different addresses as such party shall have theretofore advised the other party in writing in accordance with this Section 7.1.

The REIT:	GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Attn: Kevin Shields
Griffin Capital Plaza
1520 Grand Avenue
El Segundo, California 90245

The Operating Partnership:	GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP II, L.P.
C/O GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Attn: Kevin Shields
Griffin Capital Plaza
1520 Grand Avenue
El Segundo, California 90245

With a copy to

Advisor:	GRIFFIN CAPITAL ESSENTIAL ASSET ADVISOR II, LLC
Attn: Kevin Shields
Griffin Capital Plaza
1520 Grand Avenue
El Segundo, California 90245

Manager:	GRIFFIN CAPITAL ESSENTIAL ASSET PROPERTY MANAGEMENT II, LLC
Attn: Julie Treinen
Griffin Capital Plaza
1520 Grand Avenue
El Segundo, California 90245
7.2.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
7.3.    Assignment. Manager may delegate partially or in full its duties and rights under this Agreement but only with the prior written consent of Owner and Lender. Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be delegated by Manager and performed by a person or entity (a “Sub-Manager”) with whom Manager contracts for the purpose of performing such duties. Owner specifically grants Manager the authority to enter into such a contract with a Sub-Manager; provided that, unless Owner otherwise agrees in writing with such Sub-Manager, Owner shall have no liability or responsibility to such Sub-Manager for the payment of such Sub-Manager's fee or for reimbursement to such Sub-Manager of its expenses or to indemnify such Sub-Manager in any manner for any matter; and provided further that Manager shall require such Sub-Manager to agree, in the written agreement setting forth the duties and obligations of such Sub-Manager, to indemnify Owner for all losses incurred by Owner as a result of the willful misconduct or gross negligence of such Sub-Manager, except that such indemnity shall not be required to the extent that Owner recovers insurance proceeds with respect to such matter. Any contract entered into between Manager and a Sub-Manager pursuant to this Section 7.3 shall be consistent with the provisions of this Agreement, except to the extent Owner otherwise specifically agrees in writing.

7.4.    No Waiver. The failure of Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Agreement shall not constitute a waiver thereof for the future.
7.5.    Amendments. This Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.
7.6.    Headings. The headings of the various subdivisions of this Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.
7.7.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
7.8.    Entire Agreement. This Agreement and Exhibits hereto contains the entire understanding and all agreements between Owner and Manager respecting the management of the Properties. There are no representations, agreements, arrangements or understandings, oral or written, between Owner and Manager relating to the management of the Properties that are not fully expressed herein.
7.9.    Disputes. If there shall be a dispute between Owner and Manager relating to this Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.
7.10.    Other Activities of Manager.
A.    General. Nothing herein contained shall prevent Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Owner or the business of Owner, including, without limitation, property management activities for other Persons (including other REITs) and the provision of services to other programs advised, sponsored or organized by Manager or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of Manager or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Manager may, with respect to any investment in which Owner is a participant, also render advice and service to each and every other participant therein. Manager shall report to the Board of Directors of the REIT the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between Manager’s obligations to Owner and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.
B.    Policy with Respect to Allocation of Tenant Rental Opportunities. Before Manager markets leasable space owned by an Affiliate of Owner to a prospective tenant, the needs of which would in Manager’s judgment be met by leasable space owned by Owner, Manager shall determine in its sole discretion that the prospective tenant’s needs would be better met by leasable space owned by another owner. In the event that Manager is marketing to a prospective tenant whose needs would, in the sole discretion of Manager, equally be met by leasable space owned by Owner and another Griffin Capital Corporation-sponsored program, then Manager may more aggressively market the leasable space owned by the other program if it has had the longest period of time elapse since space owned by it was aggressively marketed by Manager. Manager will use its reasonable efforts to fairly allocate prospective tenant opportunities in accordance with such allocation method and will promptly disclose any material deviation from such policy or the establishment of a new policy, which shall be allowed, provided (1) the Board of Directors of the REIT is provided with notice of such policy at least 60 days prior to such policy becoming effective and (2) such policy provides for the reasonable allocation of prospective tenant marketing opportunities among such programs. Manager shall provide the Board of Directors of the REIT with any information reasonably requested so that the Board of Directors of the REIT may determine that the allocation of prospective tenant marketing opportunities is applied fairly. Nothing herein shall be deemed to prevent Manager or an Affiliate from marketing leasable space that it may own rather than aggressively marketing space owned by Owner or an Affiliate of Owner so long as Manager is fulfilling its obligation to market vacant space owned by Owner in a manner consistent with the policies and objectives of Owner.

7.11.    Severability. If any term, covenant or condition of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, covenants or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.
7.12    Single Tenant Property. Anything contained in this Agreement to the contrary notwithstanding; (i) if and to the extent the obligations or duties of the Manager hereunder have been provided to be performed by any tenant of any Property pursuant to the terms of its lease or by agreement between the owner of such Property and tenant, then Manager shall have no obligation to, or liability for failure to, perform to the extent such obligation or duty is the responsibility of the tenant of such Property; and (ii) in the event of a conflict between the provisions of this Agreement relating to property management functions and any tenant lease of, or the loan documents which evidence and secure any financing of, any Property, the terms of the property lease and/or the loan documents, as applicable, shall control.

In Witness Whereof, the parties have executed this Master Property Management, Leasing and Construction Management Agreement as of the date first above written.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

By:	/s/ Joseph E. Miller
Joseph E. Miller
Its:	Chief Financial Officer

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP II, L.P.

By:	Griffin Capital Essential Asset REIT II, Inc. (as General Partner of Griffin Capital Essential Asset Operating Partnership, L.P.)

	By:	/s/ Joseph E. Miller
Joseph E. Miller, Chief Financial Officer

GRIFFIN CAPITAL ESSENTIAL ASSET PROPERTY MANAGEMENT II, LLC

By:	Griffin Capital Property Management, LLC, a Delaware limited liability company, sole member

	By:	Griffin Capital Corporation, Sole Member

		By:	/s/ Joseph E. Miller
Joseph E. Miller, Chief Financial Officer